Exhibit 2

THE SELLERS

THE BUYER

THE BUYER’S GUARANTOR

THE COMPANY

AGREEMENT FOR THE SALE AND PURCHASE OF THE

ENTIRE ISSUED SHARE CAPITAL OF SIMPLE HEALTH &

BEAUTY GROUP LIMITED

SCHEDULE 2 INFORMATION ABOUT THE COMPANIES

SCHEDULE 3 COMPLETION REQUIREMENTS

SCHEDULE 4 PERMITTED LEAKAGES

SCHEDULE 5 ACTION PENDING COMPLETION

SCHEDULE 6 CLAIMS RELATING TO VAT CLAIM

Agreed Form Documents

1.	Irrevocable voting powers of attorney.

2.	Letters of resignation of John Harper, Swarupa Pathakji, Michael Thompson and David Williams as directors.

3.	Press Releases.

4.	Investor Loan Note instrument of transfer.

5.	EBT Management Loan Note instrument of transfer.

6.	A deed of release to be entered into by Bank of Scotland plc (formerly The Governor and the Company of the Bank of Scotland) in its capacity as Security Agent under the following security documents:

6.1	a debenture dated 29 March 2007 as amended on 6 December 2007, securing the Senior Facilities Agreement and the Mezzanine Facility Agreement;

6.2	a supplemental legal charge dated 2 June 2008, securing the Senior Facilities Agreement and the Mezzanine Facility Agreement;

6.3	a debenture dated 21 November 2003;

6.4	a supplemental deed dated 22 January 2004; and

6.5	a supplemental deed dated 28 January 2004.

7.	A deed of release, entered into by European Capital Financial Services (Guernsey) Limited in its capacity as Security Trustee under the charge over shares dated 8 June 2007, which secures the PIK Facility Agreement.

8.	Deeds of reassignment executed by the relevant security trustee evidencing the release of the following security:

8.1	a deed of assignment of keyman life policies dated 5 October 2007; and

8.2	a deed of assignment of keyman life policies dated 28 January 2004.

9.	Duly executed letters releasing and terminating:

9.1	a pledge and cession agreement dated 28 January 2004 between Accantia (Holdings) Limited and Bank of Scotland plc (formerly The Governor and the Company of the Bank of Scotland);

9.2	a pledge and cession agreement dated 9 February 2005 between Accantia Group Holdings Limited and Bank of Scotland plc (formerly The Governor and the Company of the Bank of Scotland); and

9.3	a pledge and cession agreement dated 4 March 2005 (registered as being dated 1 March 2005) between Accantia Group Holdings Limited and Bank of Scotland plc (formerly The Governor and the Company of the Bank of Scotland).

10.	Indemnity for lost warrant certificate.

11.	Termination Deed.

THIS AGREEMENT is made on 13 December 2009

BETWEEN:

(1)	THE SELLERS, being all those persons or entities whose names are set out in Schedule 1 (the “Sellers”, and “Seller” shall be construed accordingly);

(2)	SIMPLE HEALTH & BEAUTY GROUP LIMITED, a company incorporated in England and Wales (registered no. 04883233) whose registered office is at 4th Floor Chadwick House, Blenheim Court, Solihull, West Midlands, B91 2AA (the “Company”);

(3)	ALBERTO-CULVER UK PRODUCTS LIMITED, a company incorporated in England and Wales (registered no. 7102446), whose registered office is at Lime Tree Way, Hampshire International Business Park, Basingstoke, Hampshire, RG24 8ER (the “Buyer”); and

(4)	ALBERTO-CULVER COMPANY, a company incorporated in Delaware, whose registered office is at 2525 Armitage Avenue, Melrose Park, IL 60160. U.S.A (the “Buyer’s Guarantor”).

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Act” means the Companies Act 2006;

“Affiliate” means, in relation to a Seller:

(a)	the general partner, trustee, nominee, manager or investment adviser of that Seller;

(b)	any other fund or company (including, without limitation, any unit trust, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed (whether solely or jointly with others) from time to time by, that Seller or a group undertaking of that Seller;

(c)	any other fund or company (including, without limitation, any unit trust, investment trust, limited partnership or general partnership) of which that Seller, or that Seller’s (or group undertaking of that Seller) general partner, trustee, nominee, manager or adviser, is a general partner, trustee, nominee, manager or adviser; or

(d)	any other fund or company (including, without limitation, any unit trust, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed (whether solely or jointly with others) from time to time by, that Seller’s (or a group undertaking of that Seller) general partner, trustee, nominee, manager or adviser, provided however the term “adviser” when used above shall mean an entity which provides a fund with advice in relation to the management of investments of that fund which (other than in relation to actually making decisions to implement such advice) is substantially the same as the services which would be provided by a manager of the fund and such adviser effectively forms part of the structure of the fund;

“Agreed Rate” means 2 per cent. above the base rate from time to time of HBOS plc;

“Articles” means the Company’s articles of association;

“Additional Share Consideration” means interest payable on the Share Consideration calculated at the rate of 15 per cent. per annum for the period from and including the Locked Box Date to and including the Completion Date;

“Bank Facilities” means the Senior Facilities Agreement, the Mezzanine Facility Agreement and the PIK Facility including, without limitation, all accrued interest, fees (including break fees) and costs in respect of such facilities including the cost of unwinding any hedging arrangements and legal fees of the security agents and the other relevant parties in connection with the repayment of the Senior Facilities Agreement, the Mezzanine Facility Agreement, the PIK Facility as well as the release of all relevant security and the unwinding of any hedging arrangements;

“Bank Payment Amounts” means the redemption amounts required to discharge in full all of the Group’s liabilities in respect of or under the Bank Facilities on Completion, as notified in advance by the Sellers to the Buyer, to the HBOS Bank Payment Account, to the HBOS Bank Payment Legal Costs Account and to the EC Bank Payment Account;

“Business” means the business of selling skincare and toiletries products currently operated by the Group;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales;

“Buyer’s Group” means the Buyer, its ultimate parent undertaking and their respective subsidiary undertakings from time to time and includes, for the avoidance of doubt, each Group Company after Completion;

“Buyer’s Group Undertaking” means the Buyer or an undertaking which is, on or at any time after the date of this Agreement, a subsidiary undertaking or parent undertaking of the Buyer or a subsidiary undertaking of a parent undertaking of the Buyer and includes, for the avoidance of doubt, each Group Company after Completion;

“Buyer’s Warranties” means the statements contained in clause 15.1;

“Company” means Simple Health & Beauty Group Limited (registered no. 04883233) (previously named Accantia Group Limited) and “Companies” shall be each of the entities listed in Part A and Part B of Schedule 2;

“Competing Business Role” has the meaning given to it in clause 10.1.1;

“Completion” means completion of the sale and purchase of the Shares, the Investor Loan Notes, the EBT Management Loan Notes, completion of cancellation of the Warrants and redemption of the Management Loan Notes (except for the EBT Management Loan Notes) in accordance with this Agreement;

“Completion Date” means, subject to receipt of appropriate pre-payment consents under the Bank Facilities, 18 December 2009, to be delayed to 22 December 2009 if such consents are not received;

“Confidentiality Agreement” means the agreement between the Company and the Buyer’s Guarantor dated 12 October 2009 relating to the provision of the Information;

“Consideration Percentage” means, in relation to each Share Seller, the percentage of the Shares that are held by that Seller compared to the fully diluted share capital of the Company, and in relation to the Warrantholders, the percentage of Warrants compared to the fully diluted share capital of the Company in both cases as tested immediately prior to Completion as set out in Schedule 1 treating the Warrants, the “A” Shares and “B” Shares pari passu as if the Warrants had been exercised and the Shares which are the subject matter of the Warrants had been issued to the Warrantholders;

“Covenantors” has the meaning given to it in clause 10.1;

“Data Room” means the virtual data room in relation to the Transaction operated on behalf of the Sellers by Merrill Datasite Corporation;

“Deeds of Release” means deeds of release in the agreed form in respect of the Bank Facilities;

“EBT” means Accantia Employee Benefits Limited as trustee for the Duchessdrive Employees’ Share Ownership Plan;

“EBT Loan” means the loan of £2,487,255.50 plus accrued interest made to the EBT on various dates beginning on or about 19 December 2006 by Accantia Group Holdings Limited;

“EBT Management Loan Notes” means the £1,433,279 Management Loan Notes held by the EBT;

“EBT Management Loan Note Consideration” means £3,278,979 if the Completion Date is 18 December 2009 and £3,284,013 if the Completion Date is 22 December 2009;

“EC Bank Payment Account” means the account with the following details: Ultimate Beneficiary: Deutsche Bank Luxembourg SA, swift code: DEUTLULL, beneficiary account name: European Capital SICAR S.A. Operating Acc, account number (IBAN): LU510360140068385030, to be transferred with the reference Project Anthemis/PIK, to be sent via Correspondent (Intermediary) Bank: Deutsche Bank AG, London, swift code: DEUTGB2L, sort code: 40-50-81, account number: 0399816;

“Employee Creditors” means Alexandra Pike, David Penn, Gary Clarke and Paul Harris;

“Employee Loan” means (a) the loan of £49,655 given by the Company to Alexandra Pike on 31 May 2007, (b) the loans of £50,000 and £6,542.25 given by Simple Toiletries Limited to David Penn on 26 May 2005 and 31 May 2007 respectively, (c) the loans of £50,000 and £6,542.25 given by Simple Toiletries Limited to Gary Clarke on 23 May 2005 and 31 May 2007 respectively, and (d) the loan of £16,555 given by Simple Toiletries Limited to Paul Harris on 31 May 2007, each an Employee Loan and together, the “Employee Loans”;

“Employee Loans Repayment Amount” means £179,294.50;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any lien, mortgage, pledge, charge, assignment, hypothecation, security interest, title retention or other encumbrance or right exercisable by a third party having similar effect and any agreement to create the foregoing (and, for the avoidance of doubt, shall include any contingent rights arising from the acquisition agreement entered into between certain sellers and Pinkwood Limited (now Accantia Group Holdings Limited) dated 21 November 2003 as amended by a deed of amendment between the relevant sellers and Pinkwood Limited dated 14 January 2004);

“Excluded Business” has the meaning given to it in clause 10.1.1;

“Group” means the Company and each Subsidiary Undertaking;

“Group Company” means the Company or a Subsidiary Undertaking;

“HBOS Bank Payment Account” means the account held with Bank of Scotland plc with the following details: account name: Payments Awaited / Received, IBAN number: GB57BOFS80201100086917, account number: 00086917, sort code: 80-20-11 to be transferred with the reference Accantia;

“HBOS Bank Payment Legal Costs Account” means the account held with Bank of Scotland plc at 38 Threadneedle Street London, EC2M 3YB with the following details: account name: Leveraged Finance Suspense Account, sort code: 12-01-03, account number: 00625512 to be transferred with the reference Accantia Legal Fees;

“Information” has the meaning given to that term in the Confidentiality Agreement;

“Intellectual Property Rights” means trade marks, service marks, logos, trade names, internet domain names, copyright (including rights in computer software) and moral rights, database rights, rights in designs, rights in get-up, rights in product formulations and formulae, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world including protection afforded by the law of confidential information or equivalent, and “registered” includes registrations and applications for registration for their full term (including any extensions or renewals thereof) wherever in the world enforceable;

“Intercreditor Deed” means the intercreditor deed dated 6 June 2007 between, amongst others, Accantia Group Holdings Limited, the Company, the Security Agent and the Investors (each as defined therein);

“Investor Loan Note Consideration” means £72,280,158 if the Completion Date is 18 December 2009 and £72,391,118 if the Completion Date is 22 December 2009;

“Investor Loan Notes” means the £45,874,455 fixed rate subordinated unsecured loan notes 2014 dated 22 January 2004, as amended by a supplemental deed of amendment dated 29 March 2007 issued by Accantia Group Holdings Limited;

“Investor Noteholders” means Duke Street V Limited (as GP for Duke Street V UK No. 1 Limited Partnership, Duke Street V UK No. 2 Limited Partnership, Duke Street V UK No. 3 Limited Partnership, Duke Street V US No. 1 Limited Partnership, Duke Street V US No. 2 Limited Partnership and Duke Street V US No. 3 Limited Partnership), Duke Street Capital V GmbH & Co. KG, DSC V Beteiligungs GmbH, John Robinson, M. Thompson and David Williams;

“Loan Noteholder” means the Investor Noteholders, the Management Noteholders and the EBT;

“Locked Box Date” means 26 September 2009;

“Management Loan Notes Redemption Amount” means £4,009,392 if the Completion Date is 18 December 2009 and £4,015,546 if the Completion Date is 22 December 2009;

“Management Loan Notes” means the £4,125,545 fixed rate subordinated unsecured loan notes 2014 dated 22 January 2004, as amended by a supplemental deed of amendment dated 29 March 2007 issued by Accantia Group Holdings Limited;

“Management Noteholders” means Geoffrey Percy, Peter Hatherly, Graham Wood and James Lancaster;

“Material Completion Obligations” has the meaning given to it in clause 9.8;

“Mezzanine Facility Agreement” means the mezzanine facility agreement dated 29 March 2007, as amended and restated from time to time, between, amongst others, the Company, Accantia Group Holdings Limited and the Mezzanine Lender and the Governor and Company of the Bank of Scotland as the Mezzanine Facility Agent and Security Agent (each as defined therein);

“Permitted Leakage” means any payment set out in Schedule 4 of this Agreement and “Permitted Leakages” means all of those payments;

“PIK Facility” means the PIK facility agreement dated 6 June 2007, as amended and restated from time to time, between, amongst others, the Company, Accantia Group Holdings Limited and European Capital S.A. SICAR and European Capital Financial Services (Guernsey) Limited as PIK Facility Agent and as Security Agent (each as defined therein);

“Press Releases” means the announcements in the agreed form or as otherwise agreed between the Sellers and the Buyer to be made on or about the date of this Agreement by the Sellers and the Buyer;

“Protected Territories” has the meaning given to it in clause 10.1.2;

“Relevant Claim” means a claim made against the Sellers (or any of them) by the Buyer under or pursuant to the provisions of clause 12.1 or any other provision of this Agreement;

“Relevant Shares” means, in relation to each Seller, the number of Shares as set opposite its name in column 2 of the table set out in Part A of Schedule 1;

“Relevant Warrants” means, in relation to a Warrantholder, the number of Warrants as set opposite its name in column 2 of the table set out in Part B of Schedule 1;

“Reports” means the following materials prepared in relation to the Transaction: (a) the vendor due diligence report prepared by PricewaterhouseCoopers LLP, dated 9 November 2009 (as updated and amended); (b) the addendum report prepared by PricewaterhouseCoopers LLP, dated 9 November 2009 (as updated and amended); (c) the tax vendor assistance report prepared by PricewaterhouseCoopers LLP, dated 9 November 2009 (as updated and amended); (d) the confidential memorandum prepared by Goldman Sachs dated October 2009; (e) the Commercial and Strategic Review prepared by OC&C Strategy Consultants dated 26 October 2009; (f) the Cost Synergies report prepared by OC&C Strategy Consultants dated 26 October 2009; and (g) the Management Presentation, dated November 2009;

“Sellers’ Solicitors” means Clifford Chance LLP of 10 Upper Bank Street, London E14 5JJ;

“Sellers’ Solicitors’ Account” means the following bank account: HSBC Bank plc; Account Name: Clifford Chance Limited Liability Partnership; Account Number: 71413554, Sort Code: 40-05-30 and IBAN: GB22MIDL400530 71413554, or such other account as the Sellers may notify to the Buyer from time to time in accordance with the terms of this Agreement;

“Sellers’ Representatives” means Duke Street V Limited and Peter Hatherly;

“Sellers’ Warranty” means a statement contained in clause 11.1 and “Sellers’ Warranties” means all those statements;

“Senior Facilities Agreement” means the senior facilities agreements dated 29 March 2007, as amended and restated from time to time, between, amongst others, the Company, Accantia Group Holdings Limited and the Governor and Company of the Bank of Scotland as Facility Agent and as Security Agent (each as defined therein);

“Shareholders’ Agreement” means the subscription and shareholders agreement entered into by, amongst others, the Company, Accantia Group Holdings Limited and the Sellers (other than the Warrantholders) dated 21 November 2003, as amended from time to time;

“Share Consideration” means £48,066,000;

“Shares” means all of the “A” ordinary shares and all of the “B” ordinary shares in the Company shown in column 2 of the table set out in Part A of Schedule 1 (being the entire issued share capital of the Company);

“Share Seller” means those Sellers listed in Part A of Schedule 1;

“Subsidiary Undertaking” means a subsidiary undertaking of the Company listed in Schedule 2 and “Subsidiary Undertakings” means all those subsidiary undertakings;

“Surviving Provisions” has the meaning given to it in clause 9.9;

“Tax” means any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, a Tax Authority;

“Tax Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising fiscal, revenue, customs or excise function including, without limitation H.M. Revenue & Customs;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Termination Deed” means a deed of termination to the Shareholders’ Agreement;

“Total Consideration” means the aggregate sum of the Share Consideration, the Additional Share Consideration, the Warrant Cancellation Amount, the Investor Loan Note Consideration, the EBT Management Loan Note Consideration and the Management Loan Note Redemption Amount, including, for the avoidance of doubt, any additional amounts payable to the Share Sellers and Warrantholders in relation to the VAT Claim pursuant to the terms of this Agreement;

“Transaction” means the acquisition by the Buyer of the entire issued share capital of the Company pursuant to the terms of this Agreement;

“Transaction Costs” means all professional fees or other costs in relation to the preparation of the Reports or for advice in relation to the Transaction other than such fees and costs included as Permitted Leakage;

“Transaction Documents” means this Agreement and any other document which is entered into pursuant to this Agreement;

“VAT” means United Kingdom value added tax imposed by VATA and legislation and regulations supplemental thereto;

“VAT Claim” means (a) the claims set out in Schedule 6 (and any subsequent appeal of such claims or part of such claims) lodged by PricewaterhouseCoopers LLP on behalf of the Group Companies as well as Lil-Lets UK Limited and Smith and Nephew Limited with H.M. Revenue & Customs on 31 March 2009 to reclaim overpaid VAT (including interest) in relation to sales promotions, business entertainment, marketing expenditure and car-fleet bonus payments in connection with the activities of the Group Companies as well as Lil-Lets UK Limited and Smith and Nephew Limited and (b) Claim No. HC09C04047 of the High Court of England and Wales which was issued on 26 October 2009;

“VAT Group” means a group for the purposes of the VAT Group Legislation;

“VAT Group Legislation” means (a) sections 43 to 43D (inclusive) of VATA and (b) the Value Added Tax (Groups: eligibility) Order 2004 (SI 2004/1931);

“VATA” means the Value Added Tax Act 1994;

“Warrant Cancellation Amount” means £3,845,000 less £870 being the subscription amount for the Warrants;

“Warrantholders” means those persons listed in Part B of Schedule 1;

“Warrant Instrument” means the warrant instrument issued by the Company dated 22 January 2004;

“Warrants” means the warrants listed in column 2 of Part B of Schedule 1 issued pursuant to the terms of the Warrant Instrument; and

“Warranty” means the Buyer’s Warranties and the Sellers’ Warranties, “Warranties” means all those statements.

1.2	In this Agreement, a reference to:

1.2.1	a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the Act and to a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of the Act;

1.2.2	liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

1.2.3	a party being liable to another party, or to liability, includes, but is not limited to, any liability in equity, contract or tort (including negligence) or under the Misrepresentation Act 1967;

1.2.4	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party and in respect of the Deeds of Release which are documents 5 to 8 in agreed form, to be substantially in the forms of, or signed as indicated in copies, agreed and initialled by or on behalf of each party;

1.2.5	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement but not so as to increase the liability of any party hereunder;

1.2.6	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.7	person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.8	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.9	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

1.2.10	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

1.2.11	times of the day is to London time; and

1.2.12	any reference to any person shall (where that reference relates to VAT and unless the context otherwise requires) be construed, at any time when such person is treated as a member of a VAT Group, to include a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as for that of the VAT Group Legislation).

1.3	The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4	The headings in this Agreement do not affect its interpretation.

2.	SALE AND PURCHASE OF THE SHARES

2.1	Each Share Seller agrees to sell at Completion with full title guarantee its Relevant Shares, and each right attaching to the Relevant Shares at or after Completion, free of any Encumbrance and the Buyer agrees to buy the Shares, along with each right attaching to the Shares at or after Completion, free of any Encumbrance.

2.2	The Buyer shall not be obliged to complete the purchase of any of the Shares, the Investor Loan Notes or the purchase of any of the EBT Management Loan Notes or to procure the redemption of the Management Loan Notes (other than the EBT Management Loan Notes) and the cash cancellation of the Warrants unless the sale of all the Shares, the Investor Loan Notes and the EBT Management Loan Notes and redemption of the Management Loan Notes (other than the EBT Management Loan Notes) and the cash cancellation of the Warrants is completed simultaneously, but completion of the purchase of some of the Shares will not affect the rights of the Buyer with respect to the purchase of the others.

2.3	For the purpose of article 9.1 of the Articles, each Seller of “B” Shares (as defined therein) in the Company gives its consent to the transfer of “B” Shares (as defined therein) pursuant to this Agreement and each Share Seller irrevocably and unconditionally waives (a) any other rights of pre-emption, tag-along rights and other restrictions on transfer over the Shares conferred on it and (b) subject and with effect from Completion, all other rights relating to the Shares which may have been conferred on it under the Shareholders’ Agreement, the articles of association of any Group Company or otherwise.

3.	SALE AND PURCHASE OF THE INVESTOR LOAN NOTES

3.1	Each Investor Noteholder agrees to sell at Completion the Investor Loan Notes held by them and each right attaching to the Investor Loan Notes at or after Completion free of any Encumbrance and the Buyer agrees to buy the Investor Loan Notes along with each right attaching to the Investor Loan Notes at or after Completion free of any Encumbrance.

3.2	Each Investor Noteholder consents (subject to and conditional upon payment of the Investor Loan Note Consideration) to such amendments being made to the instruments constituting the Investor Loan Notes as are required in order for the Buyer to acquire the Investor Loan Notes as contemplated under this Agreement, including the waiver of the requirement for the Buyer to accede to the Intercreditor Deed as would otherwise be required by condition 3.1 of the Investor Loan Notes.

3.3	Each Investor Noteholder irrevocably and unconditionally waives (a) any restriction on transfer over the Investor Loan Notes conferred on it (including, but not limited to, any notice requirements triggered by the Transaction) and (b) subject to and with effect from and conditional upon Completion and conditional upon the payment of the Investor Loan Note Consideration, all of its rights in relation to the Investor Loan Notes and under the Shareholders’ Agreement, articles of association of any Group Company or otherwise (including, but not limited to, any right of mandatory prepayment triggered by the Transaction).

4.	SALE AND PURCHASE OF THE EBT MANAGEMENT LOAN NOTES

4.1	The EBT agrees to sell at Completion the EBT Management Loan Notes, and each right attaching to the EBT Management Loan Notes at or after Completion, free of any Encumbrance and the Buyer agrees to buy the EBT Management Loan Notes, along with each right attaching to the EBT Management Loan Notes at or after Completion free of any Encumbrance.

4.2	The EBT and the Management Noteholders consent to such amendments being made to the instruments constituting the Management Loan Notes as are required in order for the Buyer to acquire the EBT Management Loan Notes and redeem the remainder of the Management Loan Notes as contemplated under this Agreement, including the waiver of the requirement for the Buyer to accede to the Intercreditor Deed as would otherwise be required by condition 3.1 of the Management Loan Notes and applicable notice requirements.

4.3	The EBT irrevocably and unconditionally waives (a) any restrictions on transfer over the EBT Management Loan Notes conferred on it (including, but not limited to, any notice requirements triggered by the Transaction) and (b) subject to and with effect from and conditional upon Completion, and conditional upon the payment of the EBT Management Loan Note Consideration, all of its rights in relation to the EBT Management Loan Notes and under the Shareholders’ Agreement, articles of association of any Group Company or otherwise (including, but not limited to, any right of mandatory prepayment triggered by the Transaction).

4.4	In satisfaction of the obligation to discharge the EBT Loan at Completion, the EBT hereby irrevocably instructs the Buyer, and the Buyer agrees, to deduct an amount equivalent to the EBT Loan from the EBT Management Loan Note Consideration due to the EBT and to pay such amount on its behalf at Completion to Accantia Group Holdings Limited to such account as shall be notified by Accantia Group Holdings Limited to the Buyer prior to Completion. The Company (on its own behalf and as agent for Accantia Group Holdings Limited) acknowledges and agrees that the directions set out in this clause and the receipt of such amounts from the Buyer shall fully and finally discharge the obligations of the EBT in relation to the EBT Loan.

5.	REDEMPTION OF THE MANAGEMENT LOAN NOTES

5.1	On Completion, the Buyer shall procure that Accantia Group Holdings Limited redeems in full all of the Management Loan Notes (except the EBT Management Loan Notes which are to be purchased by the Buyer in accordance with clause 4) in accordance with their respective terms (including, without limitation, all accrued interest payable on redemption subject to the deduction of any Tax or amount on account of Tax as required by law and that no further or increased payment will be due to them from any person as a result of such deduction.

5.2

Each Management Noteholder irrevocably and unconditionally waives (a) any restrictions on redemption over the Management Loan Notes conferred on it (including, but not limited to, any notice requirements triggered by the Transaction) and (b) subject to and with effect from and conditional upon Completion and conditional upon the payment of the Management Loan Notes Redemption Amount, all of its rights in relation to the Management Loan Notes and under the Shareholders Agreement, articles of association of any Group Company or otherwise (including, but not limited to, any notice requirements or rights of mandatory prepayment triggered by the Transaction).

5.3	The aggregate amount payable in relation to the redemption of the Management Loan Notes (except the EBT Management Loan Notes which are to be purchased by the Buyer in accordance with clause 4) shall be the Management Loan Notes Redemption Amount, which the Management Noteholders agree (between themselves) shall be apportioned as set out in Part D of Schedule 1. The Management Noteholders acknowledge that the payment of the Management Loan Notes Redemption Amount will be subject to the deduction of Tax or an amount on account of Tax as required by law and that no further or increased payment will be due to them from any person as a result of such deduction.

6.	CASH CANCELLATION OF THE WARRANTS

6.1	Each Warrantholder (in respect of itself only and not in respect of any other Warrantholder) agrees to release its Relevant Warrants to the Company at Completion and to deliver to the Company for cancellation the certificates in relation to the Relevant Warrants (or an indemnity in lieu thereof in the agreed form) which have been issued to it and which remain outstanding.

6.2	At Completion, the Company and each Warrantholder agrees that the Company shall make (and the Buyer shall procure that the Company shall, to the extent outstanding, make) a cancellation payment to each Warrantholder in consideration of which each Warrantholder agrees to the cancellation of all of its Warrants. The aggregate price for the cancellation of the Warrants shall be the Warrant Cancellation Amount plus the portion of the Additional Share Consideration that relates to the Warrants, which the Warrantholders agree (between themselves) shall be apportioned as set out in Part B of Schedule 1. Each Warrantholder also agrees to pay its proportion of the Transaction Costs pursuant to clause 21.3.

6.3	Subject to Completion and receipt of the Warrant Cancellation Amount under clause 6.2, each of the Warrantholders (in respect of itself only and not in respect of any other Warrantholder) irrevocably and unconditionally waives (a) its right to subscribe for shares pursuant to the Warrant Instrument or receive prior written notice of the Transaction, any consents required to be given by it in relation to the Transaction and (b) subject to and with effect from Completion and receipt of that Warrantholders’ portion of the Warrant Cancellation Amount, irrevocably and unconditionally waives all of its rights in relation to the Warrants and under the Warrant Instrument, Shareholders’ Agreement, Articles or otherwise and releases and discharges the Company from all of its obligations and liabilities in relation to the Warrants and under the Warrant Instrument at Completion and to waive any claims against the Company under the Warrant Instrument.

6.4	Any payment to a Warrantholder under this clause 6 or clause 9.2.3 is conditional upon:

6.4.1	delivery by each Warrantholder (if they have not already done so) of each Warrant certificate representing the Warrants registered in its name (or an indemnity in lieu thereof in the agreed form); and

6.4.2	the occurrence of Completion,

and, for the avoidance of doubt, any payment due to a Warrantholder shall only be made if all Warrantholders agree to the cancellation of the Warrants simultaneously at Completion.

7.	CONSIDERATION

7.1	The aggregate purchase price for the sale and purchase of all the Shares under this Agreement shall be the Share Consideration, which, subject to clause 7.4, the Share Sellers agree (between themselves) shall be apportioned as set out in Part A of Schedule 1 plus the Additional Share Consideration that relates to the Shares less the Warrant Cancellation Amount and the proportion of the Additional Share Consideration that relates to the Warrants.

7.2	The aggregate purchase price for the sale and purchase of all the Investor Loan Notes under this Agreement shall be the Investor Loan Note Consideration which the Investor Noteholders agree (between themselves) shall be apportioned as set out in Part C of Schedule 1.

7.3	The aggregate purchase price for the sale and purchase of the EBT Management Loan Notes under this Agreement shall be the EBT Management Loan Note Consideration.

7.4	In satisfaction of the obligation to discharge its Employee Loan(s) at Completion, each of the Employee Creditors hereby irrevocably instructs the Buyer, and the Buyer agrees, to deduct the amount set out opposite such Employee Creditor’s name in column 4 of Part A of Schedule 1 from the Share Consideration due to it and to pay such amount on its behalf at Completion to the Company or Simple Toiletries Limited (as the case may be) to such account as shall be notified by such Group Companies to the Buyer prior to Completion. The Company (on its own behalf and as agent for Simple Toiletries Limited) acknowledges and agrees that the directions set out in this clause and the receipt of such amounts from the Buyer shall fully and finally discharge the obligations of each of the Employee Creditors in relation to the Employee Loans.

8.	LOCKED BOX

8.1	Each Seller (in respect of itself only and not in respect of any other Seller) other than the Warrantholders severally covenants and undertakes to the Buyer that in the period from (and excluding) the Locked Box Date up to (and including) the Completion Date (the “Locked Box Period”), apart from any Permitted Leakages, no payments, distributions, contributions or gifts have been made (and no agreement has been entered into to make any payments, distributions, contributions or gifts) by any Group Company to any Seller or the officers, employees, agents and advisers of any Seller or any of its Affiliates and without prejudice to the generality of the foregoing:

8.1.1	no dividend or other distribution of profits or assets (including any distribution as defined in Part IV of the Taxes Act and extended by section 418 of the Taxes Act) has been or will be declared, paid or made by the Company or would be treated as having been paid or made by the Company to or for the benefit of that Seller whether in its capacity as shareholder or director;

8.1.2	the only payments to that Seller by a Group Company are in respect of Permitted Leakages and are listed in Schedule 4;

8.1.3	no share or loan capital of the Company has been created, issued redeemed, repurchased or repaid, or, in respect of any Group Company, issued or repaid to or redeemed or purchased from that Seller or its Affiliates;

8.1.4	no amounts owed to a Group Company by that Seller have been waived or forgiven;

8.1.5	no liabilities have been assumed or incurred (or any indemnity given in respect thereof) by a Group Company for the benefit of that Seller;

8.1.6	no new Encumbrance has been created over any of the assets of any Group Company in favour of that Seller;

8.1.7	no management charge or fee has been levied by that Seller against any Group Company and there has been no payment of any management, service or other fees or compensation from any Group Company to that Seller or any of its Affiliates;

8.1.8	no payment has been made, or liability incurred, by the Group in respect of Transaction Costs; and

8.1.9	that Seller has not agreed or committed and will not agree or commit to do any of the things set out in clauses 8.1.1 to 8.1.8 (inclusive) above.

8.2	Each Seller (in respect of itself only and not in respect of any other Seller) shall notify the Buyer in writing if it becomes aware of a payment or transaction which constitutes or will constitute if made a breach of clause 8.1.

8.3	Subject to clause 8.4 in the event of any breach of clause 8.1, each Seller shall (in respect of itself only and not in respect of any other Seller) on demand by the Buyer pay to the Buyer the amount (the Buyer acting for itself and as agent and trustee for each Buyer’s Group Undertaking) on a £ for £ basis, as a reduction of the Total Consideration, equal to the amount received by that Seller in respect of such breach, such reduction being deducted firstly from that Seller’s Share Consideration and secondly from that Seller’s Investor Loan Note Consideration or Management Loan Note Redemption Amount as appropriate. A claim under this clause 8.3 shall be the sole remedy available to the Buyer arising (directly or indirectly) from a breach of clause 8.1.

8.4	Each Seller (in respect of itself only and not in respect of any other Seller) is not liable to make a payment under clause 8.3:

8.4.1	unless the Buyer has notified that Seller in writing of the breach of clause 8.1, or the claim under clause 8.3, stating in reasonable detail the nature of the breach and, if practicable, the amount claimed, on or before the date 3 months after the Completion Date; and

8.4.2	unless the amount that would otherwise be recoverable from that Seller (but for this clause 8.4.2) in respect of that breach, when aggregated with any other amount or amounts recoverable in respect of other breaches of clause 8.1, exceeds £25,000 and in the event that the aggregated amounts exceed £25,000 that Seller shall be liable in respect of the total aggregated amounts and not the excess only.

8.5	Nothing in this clause 8 shall have the effect of limiting, restricting or excluding any liability arising as a result of any fraud by the person seeking to rely on the limitation, restriction or exclusion of liability.

8.6	All sums payable under this clause 8 by a Seller shall be paid free and clear from all deductions or withholdings whatsoever, except as required by law or as provided for in this Agreement.

8.7	If any Seller is required by law to make a deduction or withholding in respect of any sum payable under this clause 8, that Seller shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the Buyer of such additional amount as shall be required to ensure that the net amount received by the Buyer will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

8.8	If any sum paid to the Buyer by a Seller under this clause 8 is required by law to be brought into a charge to tax, including in circumstances where any relief is available in respect of such charge, then the relevant Seller shall make a payment to the Buyer of such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount or that would have been chargeable but for such relief, is equal to the amount which would otherwise have been payable.

8.9	Clause 8.8 shall apply in respect of any amount deducted or withheld as contemplated by clause 8.7 as it applies to sums paid to the Buyer, save to the extent that in computing the tax chargeable the Buyer is able to obtain a credit for the amount deducted or withheld.

8.10	For the avoidance of doubt, any references in this clause 8 to the Seller or the Sellers shall not extend to or include the Warrantholders.

9.	COMPLETION

9.1	Completion shall take place at the offices of the Sellers’ Solicitors on the Completion Date.

9.2	At Completion the Sellers (other than the Warrantholders) and the Buyer shall do all those things respectively required of them in Schedule 3 and the Buyer shall:

9.2.1	pay the amounts as set out in clause 7.1 (minus the Employee Loans Repayment Amount) and the Investor Loan Note Consideration to the Sellers (other than the Warrantholders) by transfer of funds for same day value to the Sellers’ Solicitors’ Account;

9.2.2	procure that the relevant Group Company repays the Bank Payment Amount;

9.2.3	procure that the Company pays the amounts in accordance with the terms of clause 6.2 by transfer of funds for same day value to the Sellers’ Solicitors’ Account;

9.2.4	procure that Accantia Group Holdings Limited redeems the Management Loan Notes (other than the EBT Management Loan Amount) pursuant to the terms of clause 5.1 by transfer of funds for same day value to the Sellers’ Solicitors’ Account;

9.2.5	pay the EBT Management Loan Note Consideration (minus the amount of the EBT Loan set out in clause 4.4) to the EBT by transfer of funds for the same day value to the Sellers’ Solicitors’ Account;

9.2.6	pay the amount deducted for the EBT Loan in clause 9.2.5 to Accantia Group Holdings Limited in accordance with clause 4.4; and

9.2.7	pay the Employee Loans Repayment Amount to the relevant Group Companies in accordance with clause 7.4.

9.3	At Completion the Warrantholders shall deliver to the Buyer:

9.3.1	the warrant certificates in respect of the Relevant Warrants (or an indemnity in lieu thereof in the agreed form); and

9.3.2	a certified copy of any power of attorney under which any of the documents referred to in Schedule 3 is executed for any Warrantholder unable to attend in person at Completion.

9.4	The payment by the Buyer or relevant Group Company (as the case may be) in the manner set out in clause 9.2 above, shall constitute complete discharge of the Buyer’s obligations under clause 9.2; the Buyer shall not be obliged to see the application nor be responsible for loss or misapplication of such funds once received into the Sellers’ Solicitors’ Account.

9.5	The Sellers agree and direct the Sellers’ Solicitors to pay the Additional Share Consideration to the Share Sellers and the Warrantholders pro rata to the Consideration Percentages less any amounts which may be payable pursuant to clause 21.3.

9.6

The Company agrees to give, and to procure that each relevant Group Company gives, such assistance and cooperation as the Buyer may reasonably require in relation to the payment of the Bank Payment Amounts, the Warrant Cancellation

Consideration and the Management Loan Note Redemption Amount. The Sellers (other than the Warrantholders) agree to use their reasonable endeavours as shareholders of the Company, by exercising their voting rights as shareholders, or otherwise as directors, officers and/or employees of Group Companies to procure that the Company complies with its obligations pursuant to this clause 9.6.

9.7	No party is obliged to complete this Agreement unless each other party complies with all its material obligations under this clause 9 and Schedule 3.

9.8	If Completion does not take place on the Completion Date because a party fails to comply with any of its material obligations (specified by an asterisk) (the “Material Completion Obligations”) under this clause 9 and Schedule 3 (whether such failure by such party amounts to a repudiatory breach or not), the Buyer (in the case of a default by any of the Sellers) or the Sellers’ Representatives (in the case of a default by the Buyer) may by notice to the defaulting party:

9.8.1	postpone Completion to a date not less than 3 Business Days and not more than 15 Business Days after the Completion Date (without limiting any other rights it may have under this Agreement) (in which case the provisions of this clause 9.8 shall apply, mutatis mutandis, if the defaulting party fails to perform any of its Material Completion Obligations on such other date);

9.8.2	elect to proceed to Completion to the extent reasonably practicable (without limiting their respective rights under this Agreement) and (i) specify a further date (not being more than 15 Business Days after the original date for Completion) on which the defaulting party shall be obliged to complete its outstanding obligations and/or (ii) waive all or some of the Material Completion Obligations of the defaulting party at its discretion.

9.9	If any outstanding Material Completion Obligation has not been performed by the other party by the date specified under clause 9.8.1, the non-defaulting party may by written notice terminate this Agreement (other than clauses 18 to 27 (inclusive) (the “Surviving Provisions” which will continue in full force and effect). In such event, neither party nor any of its Affiliates shall have any claim under this Agreement of any nature against the other party or any of its Affiliates (except in respect of any rights and liabilities which have accrued before termination, whether in respect of the defaulting party’s failure to perform any Material Completion Obligation or otherwise, or under any of the Surviving Provisions).

10.	PROTECTIVE COVENANTS POST-COMPLETION

10.1	Each of Geoffrey Percy and Peter Hatherly (the “Covenantors”) covenants with the Buyer (for itself and on behalf of each Group Company) that he shall not (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged in any Competing Business Role in the Protected Territories for 24 months after the Completion Date. For this purpose:

10.1.1	“Competing Business Role” means a role held by a Covenantor within a business that directly competes with the business as carried on at any time during 12 months preceding the Completion Date by the Group (the “Excluded Business”) but shall exclude, for the avoidance of doubt, any role carried on by such Covenantor in any sector or area of such business that does not directly compete with the Excluded Business; and

10.1.2	“Protected Territories” means England & Wales, Scotland, Northern Ireland, the Channel Islands and the Republic of Ireland.

10.2	The provisions of this clause 10 shall not, at any time following the Completion Date, prevent the Covenantors from holding shares or other capital not amounting to more than 5% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company.

10.3	Each of the Covenantors further covenants with the Buyer (for itself and on behalf of each Group Company) that he shall not directly (whether alone or jointly with another), for 24 months after the Completion Date, offer to employ or seek to entice away from any Group Company or any member of the Buyer’s Group, or conclude any contract for services with, any person who was employed by any Group Company in a senior managerial, executive or technical capacity at any time during the 12 months ending on the Completion Date save that nothing in this clause 10.3 shall prevent either of the Covenantors from making any public advertisement for employees, and subsequently employing any person who responds to the same, so long as such public advertisement is made in good faith and not with the specific intention of employing a particular person who is otherwise not able to be solicited pursuant to this clause.

10.4	If a Covenantor is dismissed from his employment with a Group Company for a material breach of his employment obligations (“Material Breach”), the provisions of clause 10.1 shall continue to apply until the expiry of the period referred to in clause 10.1 (the “Covenant Period”). If a Covenantor is dismissed from his employment with a Group Company for a reason other than a Material Breach at a time when more than 12 months of the Covenant Period is unexpired, the provisions of clause 10.1 shall continue to apply subject to the Buyer procuring that the Covenantor receives an amount equal to such amount as he would have received pursuant to his contract of employment with such Group Company had his period of notice been extended from the expiry of his notice period under such contract until the expiry of the Covenant Period.

10.5	Each of the undertakings in clauses 10.1 to 10.3 (inclusive) is given to the Buyer on behalf of itself and each Group Company. Each of Geoffrey Percy and Peter Hatherly acknowledge and agree that each is an entirely independent restriction and is no greater than is reasonably necessary to protect the interests of the Buyer and each Group Company. If any such restriction shall be held void or unenforceable but would be valid if deleted in part or reduced in its application, then that restriction shall apply with such modifications as may be necessary to make it valid and effective.

11.	THE SELLERS’ WARRANTIES

11.1	Each Seller (in respect of itself only and not in respect of any other Sellers) severally warrants to the Buyer that, as at the date of this Agreement and as at Completion:

11.1.1	the Seller has the right, power and authority, and has taken all action necessary (including obtaining or satisfying all corporate, regulatory (save for any antitrust approvals in relation to which the Seller is reliant upon the Buyer’s analysis) approvals or conditions necessary), to execute, deliver and exercise its rights and perform its obligations under this Agreement, each Transaction Document and each document to be executed by it at or before Completion in connection with this Agreement (together, the “Seller’s Completion Documents”) and each of its obligations under such documents constitute or will, when executed by the relevant person, constitute legal, valid and enforceable obligations of the Seller in accordance with their respective terms;

11.1.2	if the Seller is a legal entity:

(a)	it is in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted under this Agreement; and

(b)	entry into and performance by it of this Agreement and the Transaction Documents to which it is a party will not: (i) breach any provision of its constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where any such breach would adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement or other Transaction Document to which it is a party;

11.1.3	it is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Sellers and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over the assets of the Sellers and no event has occurred to give the right to enforce such security.

11.2	Each Share Seller (other than the EBT, Duke Street V Limited, Duke Street Capital V GmbH & Co. KG and DSC V Beteiligungs GmbH) (in respect of itself only and not in respect of any other Sellers) severally warrants to the Buyer that, as at the date of this Agreement and as at Completion:

11.2.1	it is the sole legal and beneficial owner of the Relevant Shares set opposite its name in Schedule 1, has the right to transfer the full legal and beneficial title to those Shares free from Encumbrances and with all rights attaching thereto at Completion and thereafter on the terms set out in this Agreement; and

11.2.2	the Relevant Shares set opposite its name in Part A are, or are credited as, fully paid.

11.3	The EBT (in respect of itself only and not in respect of any other Sellers) warrants to the Buyer that, as at the date of this Agreement and as at Completion:

11.3.1	it is the sole legal owner of the Relevant Shares set opposite its name in Schedule 1, that the beneficial owner of the Relevant Shares set opposite its name in Schedule 1 is the Duchessdrive Employees’ Share Ownership Plan and the EBT has the right to transfer the full legal and beneficial title of those Shares, free from Encumbrance and with all rights attaching thereto at Completion and thereafter on the terms set out in this Agreement; and

11.3.2	the Relevant Shares set opposite its name in Part A are, or are credited as, fully paid.

11.4	Each of Duke Street V Limited, Duke Street Capital V GmbH & Co. KG and DSC V Beteiligungs GmbH (in respect of itself only and not in respect of any other Sellers) warrants to the Buyer that, as at the date of this Agreement and as at Completion:

11.4.1	it is the sole legal owner of the Relevant Shares set opposite its name in Schedule 1, it has the right to transfer the full legal and beneficial title of those Shares, free from Encumbrance and with all rights attaching thereto at Completion and thereafter on the terms set out in this Agreement; and

11.4.2	the Relevant Shares set opposite its name in Part A are, or are credited as, fully paid.

11.5	Each Investor Noteholder (in respect of itself only and not in respect of any other Sellers) severally warrants to the Buyer that, as at the date of this Agreement and as at Completion it is the sole legal and beneficial owner of the Investor Loan Notes set opposite its name in Schedule 1, has the right to transfer the full legal and beneficial title to those Investor Loan Notes free from Encumbrances and with all rights attaching thereto at Completion and thereafter on the terms set out in this Agreement.

11.6	Each Management Noteholder (in respect of itself only and not in respect of any other Sellers) severally warrants to the Buyer that, as at the date of this Agreement and as at Completion it is the sole legal and beneficial owner of the Management Loan Notes.

11.7	In respect of the EBT only, that it is the sole legal owner of the EBT Management Loan Notes set opposite its name in Schedule 1, that the beneficial owner of the EBT Management Loan Notes is the Duchessdrive Employees’ Share Ownership Plan and the EBT has the right to transfer the full legal and beneficial title to the EBT Management Loan Notes set opposite its name in Schedule 1, free from Encumbrances and with all rights attaching thereto at Completion and thereafter on the terms set out in this Agreement.

11.8	Each Warrantholder (in respect of itself only and not in respect of any other Sellers) severally warrants to the Buyer that, as at the date of this Agreement and as at Completion it is the sole legal and beneficial owner of the Relevant Warrants free from Encumbrances and with all rights attaching thereto at Completion and thereafter on the terms set out in this Agreement and has the right to agree to the cash cancellation of those Warrants on the terms set out in this Agreement.

11.9	Each Sellers’ Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

11.10	Immediately following Completion, each Seller irrevocably waives any and all claims against each Group Company and any of the officers, employees and agents of any Group Company (including, without limitation, in respect of any misrepresentation or inaccuracy in, or omission from, any information so supplied save in respect of any fraud on the part of such person in this regard).

11.11	The Buyer acknowledges and agrees that save as expressly set out in this Agreement or other Transaction Document the Sellers give no warranty, representation or undertaking as to the accuracy or completeness of any information (including without limitation, any of the forecasts, estimates, projections, statements of interest or statements of opinion) provided to the Buyer or any of its advisers or agents (howsoever provided). Save that nothing in this clause shall have the effect of limiting or restricting any liability of any of the Sellers arising as a result of any fraud.

12.	LIMITATIONS ON THE SELLERS’ LIABILITY

12.1	Each Seller’s (in respect of itself only and not in respect of any other Seller) total liability in respect of all Relevant Claims shall be several and limited to the amount of the Total Consideration received by it under this Agreement. For the avoidance of doubt, any amount of the Total Consideration paid to the Sellers’ Solicitors’ Account pursuant to clause 9 and 17 shall be deemed to have been “received” by the relevant Seller, for the avoidance of doubt this does not include the EBT Loan and the Employee Loan Repayment Amount.

13.	ACTION BETWEEN SIGNING AND COMPLETION

13.1	Between the execution of this Agreement and Completion without the prior written approval of the Buyer each of the Sellers (other than the Warrantholders) shall use its reasonable efforts to ensure that each Group Company complies with Schedule 5.

13.2	The Sellers (other than the Warrantholders) undertake to procure that, as soon as reasonably practicable after the date of this Agreement, prepayment notices are served in accordance with the terms of the Bank Facilities to enable the Bank Payment Amounts to be paid by the Buyer at Completion.

14.	THE BUYER’S REMEDIES

14.1	Notwithstanding that the Buyer becomes aware at any time after Completion:

14.1.1	of a fact or circumstance which gives rise to or which would or might give rise to a Relevant Claim;

14.1.2	that there has been a breach of any other provision of this Agreement; or

14.1.3	that there may be a claim against the Sellers under any representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment given by or on behalf of the Sellers in connection with this Agreement, the Buyer shall not be entitled to rescind this Agreement or treat this Agreement as terminated but shall only be entitled to claim damages in respect of such matter and, accordingly, the Buyer waives all and any rights of rescission it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights in respect of fraud.

15.	THE BUYER’S WARRANTIES AND UNDERTAKINGS

15.1	The Buyer warrants to each of the Sellers that, as at the date of this Agreement and as at Completion:

15.1.1	the Buyer is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted under this Agreement;

15.1.2	the Buyer has the right, power and authority, and has taken all action and obtained or satisfied all corporate, regulatory and other approvals or conditions necessary, to execute, deliver and exercise its rights and perform its obligations under each Transaction Document to be entered into by the Buyer and/or any other members of the Buyer’s Group and each of its obligations under the Transaction Documents constitute or will, when executed by the relevant person, constitute legal, valid and enforceable obligations of the Buyer in accordance with their respective terms; and

15.1.3

so far as the Buyer is aware, or, in relation to anti-trust issues only, Freshfields Bruckhaus Deringer LLP is aware, in particular having received full details of the Group Companies relevant turnover in the UK, Ireland and Norway on a counsel to counsel basis there are no legal restrictions (whether regulatory or otherwise) that could prevent Completion of the Transaction in accordance with its terms.

15.2	The Buyer’s Guarantor warrants to each of the Sellers that it will procure that the Buyer will have at Completion, immediately available on an unconditional basis subject only to Completion, the necessary cash resources to meet its obligations under this Agreement.

15.3	Without prejudice to any claim the Buyer may have pursuant to any of clauses 2, 3, 4, 5, 6, 8 and 11, the Buyer undertakes to each of the Sellers for itself and as agent and trustee for each Affilliate that (in the absence of fraud) the Buyer:

15.3.1	has no rights against; and

15.3.2	may not make any claim against,

any employee, director, agent, officer or adviser (save where such advisers have provided due diligence reports on a reliance basis or have obligations to a Group Company pursuant to an engagement letter) of the Sellers or their Affiliates on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other agreement or document referred to herein.

16.	BUYER’S GUARANTOR

16.1	In consideration of the Sellers agreeing to enter into this Agreement, the Buyer’s Guarantor irrevocably and unconditionally guarantees to each of the Sellers the due and punctual performance of each obligation of the Buyer contained in this Agreement. The Buyer’s Guarantor shall pay to each of the Sellers from time to time on demand any sum of money which the Buyer is at any time liable to pay to the Sellers or any Group Company under or pursuant to this Agreement and which has not been paid by the Buyer in default of the terms of this Agreement. The Buyer’s Guarantor’s obligations under this clause 16 are primary obligations and not those of a mere surety.

16.2	The Buyer’s Guarantor irrevocably and unconditionally agrees to indemnify (and keep indemnified) each of the Sellers on demand against any loss, liability or cost incurred by the Sellers as a result of any obligation of the Buyer referred to in clause 16.1 above being or becoming void, voidable or unenforceable as against the Buyer for any reason whatsoever. The amount of the loss, liability or cost shall be equal to the amount which the Sellers would otherwise have been entitled to recover from the Buyer.

16.3	The Buyer’s Guarantor’s obligations under clauses 16.1 and 16.2 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Buyer.

16.4	The Buyer’s Guarantor’s liabilities under clauses 16.1 and 16.2 are not affected by an arrangement which the Sellers may make with the Buyer or with another person which (but for this clause 16.4) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

16.5	Without affecting the generality of clause 16.4, the Sellers may at any time they think fit and without reference to the Buyer’s Guarantor and without prejudice to the Buyer’s Guarantor’s obligations under this clause 16:

16.5.1	grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Buyer under this Agreement;

16.5.2	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by the Sellers;

16.5.3	discharge a party to other securities or guarantees held by the Sellers and realise all or any of those securities or guarantees; and

16.5.4	compound with, accept compositions from and make other arrangements with the Buyer or a person or persons liable on other securities or guarantees held or to be held by the Sellers.

16.6	So long as the Buyer is under an actual or contingent obligation under this Agreement, the Buyer’s Guarantor shall not exercise a right which it may at any time have by reason of the performance of its obligations under clauses 16.1 and 16.2 to be indemnified by the Buyer, to claim a contribution from another surety of the Buyer’s obligations or to take the benefit (wholly or partly and by way of subrogation or otherwise) of any of the Buyer’s rights under this Agreement or of any other security taken by the Buyer in connection with this Agreement.

16.7	The Buyer’s Guarantor’s liabilities under clauses 16.1 and 16.2 are not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

16.8	The Buyer’s Guarantor waives any right it may have of first requiring the Sellers (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Buyer’s Guarantor under this clause 16. This waiver applies irrespective of any law or any provision of this Agreement or any other agreement entered into pursuant to this Agreement to the contrary.

17.	VAT CLAIM RELATED CONSIDERATION

17.1	Subject to the following provisions of this clause 17, the Buyer shall pay to each Seller pro rata to the Consideration Percentages in cleared funds to the Sellers’ Solicitors’ Account five (5) Business Days after receipt by the Buyer or a Group Company of the relevant funds from H.M. Revenue & Customs, or such other governmental authority, court of law or other authority with relevant powers to which the VAT Claim is subject, an amount equal to:

17.1.1	any payment or rebate of any principal amount in respect of the VAT Claim;

17.1.2	any interest (including compounded interest) in respect of the VAT Claim received by the Buyer or a Group Company by way of interest on the VAT Claim; and

17.1.3	any professional costs relating to the VAT Claims which are repaid to the Buyer or a member of the Buyer’s Group by HM Revenue & Customs as a result of a claim submitted for costs but only if and to the extent that those costs (or a sum not greater than those costs) have been deducted from a payment by the Buyer under clause 17.5, such sums being allocated on a pro rata basis as further Share Consideration and additional amount(s) on the Warrant Cancellation Amount (together the “VAT Claim Amount”).

17.2	As soon as a potential payment liability arises as mentioned under clause 17.1, the Buyer shall promptly notify and in any event within five (5) Business Days, notify the Sellers’ Representatives in writing of the VAT Claim Amount due and payable by the Buyer.

17.3	Subject to clause 17.4 all payments made by the Buyer under this clause 17 shall be made to the Sellers’ Solicitors’ Account free from any right of counterclaim or set-off and without deduction or withholding of any kind except as required by law.

17.4	The parties acknowledge and agree that the VAT Claim Amount payable in respect of the VAT Claim forms part of the Share Consideration and the Warrant Cancellation Amount (to the extent that the Buyer makes a payment in respect of the Warrant Cancellation Amount, it shall be deemed to have been acting as an agent of the Company). The parties agree to use all reasonable endeavours to ensure that such amount payable is treated for all purposes (including for the purposes of any Tax and for accounting purposes) as part of the Share Consideration and the Warrant Cancellation Amount, as at the Completion Date.

17.5	Any costs, fees or expenses actually and reasonably paid or incurred or to be paid by the Buyer or any member of the Group in connection with the VAT Claim and/or receipt of the VAT Claim Amount, including any Tax suffered, or which would be suffered but for the utilisation of any loss or relief, by the Buyer or any member of the Group on or in relation to any such receipt as is mentioned in clause 17.1 shall be deducted from any relevant payment made by the Buyer under this clause 17. The only fees currently envisaged to be reasonably incurred are the contingent fees payable to PricewaterhouseCoopers LLP and any fees due to the Sellers’ Solicitors in relation to their input in relation to the compound interest claims. The Buyer shall act reasonably to minimise any tax liability of a Group Company arising in connection with a VAT Claim.

17.6	If a Buyer’s Group Undertaking becomes aware of a matter which constitutes or which is likely materially to affect the VAT Claim then, subject to being indemnified and secured to its reasonable satisfaction against any costs, expenses, losses or liabilities incurred or suffered:

17.6.1	the Buyer shall as soon as is reasonably practicable give written notice to the Sellers’ Representatives of such matter and shall consult with the Sellers’ Representatives with respect to the matter, keeping the Sellers’ Representatives fully informed of all material matters relating thereto and promptly deliver to the Sellers’ Representatives copies of all material written correspondence with the Tax Authorities relating thereto;

17.6.2	the Buyer shall, and shall ensure that each Buyer’s Group Undertaking will, provide to the Sellers’ Representatives and their advisers (at the cost of the Sellers) reasonable access to personnel during normal business hours and to relevant documents and records within the power or control of each Buyer’s Group Undertaking which are necessary for the purposes of conducting the VAT Claim and enabling the Sellers’ Representatives to take the action referred to in clause 17.6.4;

17.6.3	the Sellers’ Representatives (at the Sellers’ cost) may take copies of the documents or records which are necessary for the conduct of the matter, referred to in clause 17.6.2 (and for the avoidance of doubt the provisions of clause 18 shall apply to any such copies of documents of records taken); and

17.6.4	the Buyer shall, and shall ensure that each Buyer’s Group Undertaking will take any action and institute any assessment, and give any information and assistance, as the Sellers’ Representatives may reasonably request to conduct the VAT Claim, except to the extent that the Buyer (acting reasonably and on the basis of external independent tax advice) determines that any such action, assessment, information or assistance would materially prejudice the business or tax affairs of the Buyer or any Group Company;

17.6.5	submit to the Sellers’ Representatives for prior written approval (such approval not to be unreasonably delayed or denied) all correspondence and documents which are required to be submitted to a Tax Authority (but where such correspondence or documents are submitted to the Sellers’ Representatives at least ten (10) Business Days before the due date but no approval has been provided five (5) Business Days before the due date, if any, for the submission to the relevant Tax Authority of the correspondence or documents in question, then the Sellers shall be deemed to have approved such correspondence or documents); and

17.6.6

in connection with any proceedings or hearings related to the matter use advisers nominated by the Sellers’ Representatives and allow the Sellers the exclusive conduct of the proceedings (including, for the avoidance of doubt, the right to appoint advisers in relation to the proceedings or hearings in question if the Sellers have otherwise assumed the exclusive conduct of those proceedings or hearings), save that if the Buyer demonstrates to the Sellers that the manner in which the Sellers are conducting such proceedings is or is likely to be materially prejudicial to the relationship between the Buyer or any Group Company and a Tax Authority, the Buyer may serve notice on the Sellers’ Representatives terminating the right of the Sellers to conduct the proceedings in question.

18.	CONFIDENTIAL INFORMATION

18.1	Subject to clause 18.2 and clause 19, each Seller undertakes to the Buyer, for itself and as agent and trustee for each Group Company, and the Buyer undertakes to each Seller, for itself and as agent and trustee for each Group Company, that it shall treat as confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

18.1.1	the other party including, where that other party is a Seller, its Affiliates, and where that other party is the Buyer, each Buyer’s Group Undertaking;

18.1.2	the provisions or the subject matter of this Agreement or any document referred to herein and any claim or potential claim thereunder; or

18.1.3	the negotiations relating to this Agreement or any documents referred to herein.

18.2	Clause 18.1 does not apply to disclosure of any such information as is referred to in clause 18.1:

18.2.1	which is required to be disclosed by law, by order of any competent court, by a rule of a listing authority or stock exchange to which any party is subject or submits or by a governmental authority or other authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall, so far as is practicable, be made after consultation with the other party and after taking into account the other party’s reasonable requirements as to its timing, content and manner of making or despatch in order to avoid or limit disclosure;

18.2.2	required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other Transaction Document;

18.2.3	which was lawfully in the possession of the disclosing party (as evidenced by written records) without any obligation of secrecy prior to its being received or held;

18.2.4	to an adviser for the purposes of advising in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that clause 18.1 applies to the disclosure by the adviser;

18.2.5	to any investors in a Seller or any Affiliate of a Seller, provided that such disclosure is made for the purposes of reporting to those investors and that the relevant Seller shall use its reasonable endeavours to procure that any information so disclosed is kept confidential by the person to whom it is disclosed in accordance with this clause 18;

18.2.6	which is made by the Buyer to any financial lenders or banks or rating agencies in relation to any financing, refinancing or syndication or credit rating in respect of any of the transactions contemplated by this Agreement provided that the Buyer shall use its reasonable endeavours to procure that any information so disclosed is kept confidential by such financial lender or bank or rating agency in accordance with this clause 18; or

18.2.7	to a director, officer or employee of the Buyer or a Seller whose function requires him to have the relevant confidential information;

18.2.8	to the auditor of any Seller or any Affiliate of a Seller; or

18.2.9	to the extent that the information has been made public by, or with the consent of, the other party.

18.3	All rights and obligation of all parties to the Confidentiality Agreement shall, on Completion, terminate in accordance with the terms of the Confidentiality Agreement.

18.4	The restrictions contained in this clause 18 shall continue to apply after the termination of this Agreement without limit in time.

19.	ANNOUNCEMENTS

19.1	Subject to clause 19.2, none of the parties may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the written consent of the Sellers’ Representatives and/or, where such announcement refers to or mentions, or otherwise provides information regarding the Warrantholders (or any of them) including without limitation details of the Warrant Cancellation Amount, the relevant Warrantholder, and the Buyer (which may not be unreasonably withheld or delayed) unless it is in the agreed form or is a repetition in whole or in part of the contents of any such public document in the agreed form or issued with such approval.

19.2	Clause 19.1 does not apply to a public announcement, filing, communication or circular:

19.2.1	made or sent by the Buyer after Completion to a customer, client or supplier of a Group Company informing it of the Buyer’s purchase of the Shares;

19.2.2	required by law, by a rule of a listing authority or stock exchange to which either party is subject or submits, by a governmental authority or other authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law, or required to be made by Duke Street V Limited, Duke Street Capital V GmbH & Co. KG and DSC V Beteiligungs GmbH under its reporting obligations to its investors set out in its fund documentation, provided that any description of any Seller or any term of the Transaction to be included in the public announcement, filing, communication or circular shall, so far as is practicable, be consistent with the content of the Press Releases;

19.2.3	to the Press Releases or agreed form press releases; or

19.2.4	which the other party has given its prior written approval to, such approval not to be unreasonably withheld or delayed.

19.3	The restrictions contained in this clause 19 shall continue to apply for a period of 3 years.

20.	FURTHER ASSURANCES

20.1	For so long after Completion as any Share Seller or any nominee of such Share Seller remains the registered holder of any Share, it shall hold (or direct the relevant nominee to hold) that Share and any distributions, property and rights deriving from it in trust for the Buyer and shall deal with that Share and any distributions, property and rights deriving from it as the Buyer directs; in particular, the Share Sellers shall exercise all voting rights as the Buyer directs or shall execute an instrument of proxy or other document which enables the Buyer or its representative to attend and vote at any meeting of the Company.

20.2	Each of the parties shall perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents as may be reasonably required by any other party to this Agreement (at such other party’s cost) to implement and give effect to this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents.

20.3	The Warrantholders shall perform (or procure the performance) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents as may be reasonably required by any other party to this Agreement (at such other party’s cost) to implement and give effect to the cash cancellation of the Warrants.

21.	COSTS AND FEES

21.1	Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

21.2	Without prejudice to clause 21.1, the Buyer shall pay any stamp duty or stamp duty reserve tax in respect of the transfer of the Shares.

21.3	Without prejudice to clause 21.1, the Sellers shall pay the Transaction Costs incurred by the Sellers or their Affiliates or the Group (save those that are included in the Permitted Leakage) pro rata to their Total Consideration.

21.4	The Sellers hereby agree that the Sellers’ Representatives can (on behalf of all the Sellers) approve and agree any fees incurred by the Sellers in connection with the Transaction, that all such fees shall be borne by either the Sellers pro-rata to their respective Total Consideration or the Group, at the Sellers’ Representatives sole discretion, and that such agreed fees are deducted from the Total Consideration to be paid to the Sellers.

22.	GENERAL

22.1	A variation of this Agreement is valid only if it is in writing and signed by the Buyer and each of the Sellers.

22.2	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or, save as referred to in clause 23, the exercise of another right or remedy.

22.3	The parties’ rights and remedies contained in this Agreement are several, cumulative and not exclusive of rights or remedies provided by law.

22.4	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

22.5	If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the Agreed Rate (accrued daily and compounded monthly).

22.6	Any payment made by the Sellers (other than the Warrantholders) to the Buyer in respect of a Relevant Claim shall be treated by the Buyer and the Sellers as a reduction in the Share Consideration of the Shares to the extent of the payment or in the case of a payment made by a Warrantholder shall be treated as a reduction in that Warrantholder’s share of the Warrant Cancellation Amount).

22.7	Save as otherwise provided herein, any payment to be made by any party under this Agreement shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.

22.8	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

22.8.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

22.8.2	the legality, validity or enforceability under the laws of any other jurisdiction of that or another provision of this Agreement.

22.9	Except as expressly provided in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

22.10	The liability of the Sellers under this Agreement is several (and not joint, and not joint and several).

23.	ENTIRE AGREEMENT

In this clause 23, the following definition applies:

“Representation” means any representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise).

23.1	The Transaction Documents constitute the entire agreement between the parties in relation to the subject matter of the Transaction Documents. They supersede any previous agreements relating to the subject matter of the Transaction Documents and set out the complete legal relationship of the parties arising from or connected with that subject matter.

23.2	Accordingly, the Buyer:

23.2.1	represents and agrees that

(a)	it has not entered into the Transaction Documents in reliance on any Representation given by the Sellers or their Affiliates or any adviser to the Sellers (save where such advisers have provided due diligence reports on a reliance basis or have obligations to a Group Company pursuant to an engagement letter) other than as set out in this Agreement or the other Transaction Documents and will not contend to the contrary. Neither the Sellers, their Affiliates or any adviser to the Sellers or their Affiliates are liable to the Buyer for a Representation (save where such advisers have provided diligence reports on a reliance basis or have obligations to a Group Company pursuant to an engagement letter) other than as set out in this Agreement or other Transaction Document; and

(b)	subject to clause 9.7, its only rights and remedies pursuant to or under the terms of this Agreement and the Transaction Documents are to sue the Sellers for breach of contract.

23.3	Likewise, each Seller:

23.3.1	represents and agrees that

(a)	no Buyer’s Group Undertaking, adviser to the Buyer or provider of finance to the Buyer has made any Representation that the Seller considers material, and

(b)	it has not entered into the Transaction Documents in reliance on any Representation,

and will not contend to the contrary; and

23.3.2	for the avoidance of doubt agrees that

(a)	no Buyer’s Group Undertaking, adviser to the Buyer or provider of finance to the Buyer has any liability to the Sellers for any Representation; and

(b)	its only rights and remedies pursuant to or under the terms of this Agreement are to sue the Buyer for breach of contract.

23.4	Nothing in this clause 23 shall have the effect of limiting or restricting any liability of any person arising as a result of any fraud by or on behalf of that person.

24.	ASSIGNMENT

24.1	No party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement without the prior written consent of the other party save that:

24.1.1	this Agreement and the benefits arising under it may be assigned in whole or in the part by the Buyer on prior notice to the Seller to any member of the Buyer’s Group to whom the Buyer transfers any of the Shares or Investor Loan Notes or EBT Management Loan Notes (provided that if such assignee ceases to be a member of the Buyer’s Group, this Agreement and the benefits arising under it, shall be deemed automatically by that fact to have been retransferred to the Buyer immediately before the assignee ceases to be a member of the Buyer’s Group); and

24.1.2	this Agreement and the benefits arising under it may be assigned or charged in whole or in part by the Buyer on prior notice to the Seller to its financial lenders or banks or any member of their groups as security for any financing or refinancing in respect of any transactions contemplated by this Agreement and such benefit as may further be assigned to any other financial institution by way of security for the borrowings of the Buyer resulting from any refinancing of the borrowings made under such agreement or to any person entitled to enforce any such security, provided that, in the case of an assignment pursuant to either clause 24.1.1 or 24.1.2, then the liability of any party to such an assignee shall not be greater than it would have been had such an assignment not taken place, and all the rights, benefits and protections afforded to a party shall continue to apply to the benefit of that party as against the assignee as they would have applied as against the person who is a party to this Agreement.

25.	NOTICES

25.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

25.1.1	in writing;

25.1.2	in the English language; and

25.1.3	delivered personally or sent by first class post (and air mail if overseas) or by fax to the party due to receive the Notice to the address set out in clause 25.5 or to an alternative address, person, telex or fax number specified by that party by not less than 7 days’ written notice to the other party received before the Notice was despatched.

25.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

25.2.1	delivered personally, when left at the address referred to in clause 25.1.3;

25.2.2	sent by mail, except air mail, two Business Days after posting it;

25.2.3	sent by air mail, six Business Days after posting it; and

25.2.4	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

25.3	Each of the Sellers hereby irrevocably appoints the Sellers’ Representatives as the sole representative of such Seller for the purposes of accepting notices on behalf of such Seller in accordance with clause 25 and for such other purposes as are specified in this Agreement. The Buyer shall be entitled to rely on the exercise of powers and authorities conferred on the Sellers’ Representatives under this Agreement as if the relevant Seller is exercising such power or authority.

25.4	The Sellers' Representatives agree to promptly notify any Warrantholder on behalf of whom they receive a Notice pursuant to clause 25.3.

25.5	The address referred to in clause 25.1.3 is:

Name of party	Address	Facsimile No.	Marked for the attention of

The Sellers’ Representatives	Duke Street V Limited Nations House 103 Wigmore Street London W1U 1QS	+44 (0)207 451 6600	John Harper and Swarupa Pathakji

and

	Widney House 60 Four Ashes Road Bentley Heath Solihull B93 8LX	+44 (0)871 900 7629	Peter Hatherly

(with a copy to):

	Clifford Chance LLP 10 Upper Bank Street London, E14 5JJ	+44 (0)20 7006 5555	Simon Tinkler

(such copy not in itself constituting notice)

The Buyer	Alberto-Culver UK Products Limited Lime Tree Way Hampshire International Business Park Basingstoke Hampshire RG24 8ER	+001 708 450 2511	Gary P Schmidt

	(with a copy to)	+44 20 7832 7027	Julian Long

Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS

(such copy not in itself constituting notice)

The Buyer’s Guarantor	Alberto Culver Company 2525 Armitage Avenue Melrose Park IL 60160, U.S.A	+001 708 450 2511	Gary P Schmidt

	(with a copy to): Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS (such copy not in itself constituting notice)	+44 20 7832 7027	Julian Long

26.	GOVERNING LAW AND JURISDICTION

26.1	This Agreement is governed by English law.

26.2	The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity.

26.3	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

26.4	The parties agree that the documents which start any proceedings and any other documents required to be served in relation to those proceedings may be served on the Buyer and the Sellers in accordance with clause 25. These documents may, however, be served in any other manner allowed by law. This clause 26 applies to all proceedings wherever started.

27.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

EXECUTED by the parties:

Signed by	)
ALBERTO-CULVER UK	)
PRODUCTS LIMITED	)

/s/ Gary P. Schmidt

Name

Signed by	)
ALBERTO-CULVER COMPANY	)

/s/ Gary P. Schmidt

Name

Signed by	)
SIMPLE HEALTH & BEAUTY	)	/s/ Peter Hatherly
GROUP LIMITED	)

Peter Hatherly

Name

Executed by DUKE STREET V LIMITED	)	/s/ John Harper
in its capacity as general partner of	)
DUKE STREET V UK NO.1)
LIMITED PARTNERSHIP	)
John Harper
Name

Executed by DUKE STREET V LIMITED	)	/s/ John Harper
in its capacity as general partner of	)
DUKE STREET V UK NO.2)
LIMITED PARTNERSHIP	)
John Harper
Name

Executed by DUKE STREET V LIMITED	)	/s/ John Harper
in its capacity as general partner of	)
DUKE STREET V UK NO.3)
LIMITED PARTNERSHIP	)
John Harper
Name

Executed by DUKE STREET V LIMITED	)	/s/ John Harper
in its capacity as general partner of	)
DUKE STREET V US NO.1)
LIMITED PARTNERSHIP	)
John Harper
Name

Executed by DUKE STREET V LIMITED	)	/s/ John Harper
in its capacity as general partner of	)
DUKE STREET V US NO.2)
LIMITED PARTNERSHIP	)
John Harper
Name

Executed by DUKE STREET V LIMITED	)	/s/ John Harper
in its capacity as general partner of	)
DUKE STREET V US NO.3)
LIMITED PARTNERSHIP	)
John Harper
Name

Executed by DUKE STREET V LIMITED	)	/s/ John Harper
in its capacity as general partner of	)
DUKE STREET V US NO.4)
LIMITED PARTNERSHIP	)
John Harper
Name

Executed by DUKE STREET CAPITAL V GMBH	)	/s/ Norbert Pacho
& CO. KG represented by its	)
general partner DUKE STREET CAPITAL V	)
VERWALTUNGS GMBH	)
represented by its managing director
Norbert Pacho

Signed by
DSC V BETEILIGUNGS GMBH	)
represented by its managing director	)	/s/ Norbert Pacho
Norbert Pacho	)

Signed by	)
GEOFFREY PERCY	)	/s/ Geoffrey Percy

Signed by	)
PETER HATHERLY	)	/s/ Peter Hatherly

Signed by John Harper	)
as attorney for and on behalf of	)	/s/ John Harper
JOHN ROBINSON	)

Signed by John Harper	)
as attorney for and on behalf of	)	/s/ John Harper
DAVID WILLIAMS	)

Signed by Peter Hatherly	)
as attorney for and on behalf of	)	/s/ Peter Hatherly
MICHAEL THOMPSON	)

Signed by Geoffrey Percy	)
as attorney for and on behalf of	)	/s/ Geoffrey Percy
DUCCIO BALDI	)

Signed by Geoffrey Percy	)
as attorney for and on behalf of	)	/s/ Geoffrey Percy
JOHN GREENE	)

Signed by Geoffrey Percy	)
as attorney for and on behalf of	)	/s/ Geoffrey Percy
CHRISTOPHER FULLER	)

Signed by Geoffrey Percy	)
as attorney for and on behalf of	)	/s/ Geoffrey Percy
GRAHAM WOOD	)

Signed by Geoffrey Percy	)
as attorney for and on behalf of	)	/s/ Geoffrey Percy
PAUL HARRIS	)

Signed by Geoffrey Percy	)
as attorney for and on behalf of	)	/s/ Geoffrey Percy
CHRISTOPHER DOBSON	)

Signed by Peter Hatherly	)
as attorney for and on behalf of	)	/s/ Peter Hatherly
JAMES LANCASTER	)

Signed by Peter Hatherly	)
as attorney for and on behalf of	)	/s/ Peter Hatherly
TENLEY SOANES	)

Signed by David Penn	)
DAVID PENN	)	/s/ David Penn

Signed by Peter Hatherly	)
as attorney for and on behalf of	)	/s/ Peter Hatherly
GARY CLARKE	)

Signed by Peter Hatherly	)
as attorney for and on behalf of	)	/s/ Peter Hatherly
ALEXANDRA PIKE	)

Signed by Peter Hatherly	)
for and on behalf of	)
ACCANTIA EMPLOYEE	)	/s/ Peter Hatherly
BENEFITS LIMITED	)
as trustee for the Duchessdrive	)
Employees’ Share Ownership	)
Plan Trust	)

Signed by Steven Clarke	)
as representative/for and on	)
behalf of	)	/s/ Steven Clarke
INTERMEDIATE CAPITAL	)
GP 2003 LIMITED	)

Signed by Steven Clarke	)
as representative/for and on behalf of	)	/s/ Steven Clarke
INTERMEDIATE CAPITAL	)
GP 2003 NO. 1 LIMITED	)

Signed by Fiona Gibson	)
as representative/for and on behalf of	)
UBERIOR TRADING	)	/s/ Fiona Gibson
LIMITED	)
(HBOS))

Signed by Steven Clarke	)
as representative/for and on behalf of	)	/s/ Steven Clarke
INTERMEDIATE CAPITAL	)
INVESTMENTS LIMITED	)